Exhibit 99.2

Consent of Nigel G. Howard

I, Nigel G. Howard, hereby consent to being named as a nominee for director of DimonStandard Incorporated in the Joint Proxy Statement/Prospectus of DIMON Incorporated and Standard Commercial Corporation, as filed with the Securities and Exchange Commission on January 19, 2005 as part of a Registration Statement on Form S-4 of DIMON Incorporated, and in any amendments or supplements thereto.

/s/ Nigel G. Howard

Wilson, North Carolina

January 19, 2005